Exhibit 99.1

STRATTEC SECURITY CORPORATION names

senior automotive parts executive as CEO

MILWAUKEE – The Board of Directors (“Board”) of STRATTEC SECURITY CORPORATION (NASDAQ:STRT) (the “Company”) is proud to announce the appointment of Jennifer L. Slater as the Company’s President and Chief Executive Officer and Board member, each effective July 1, 2024. Slater is a senior executive at Sensata Technologies, Inc. with over 25 years of experience as a leader and a manager. Her experience includes general management, engineering, finance, sales and strategy. She has delivered results for owners across a diverse set of enterprises that include publicly traded companies, privately held firms, and private equity owners.

Board Chair, F. Jack Liebau, Jr., said that “Slater is the right choice to lead the Company considering her extensive experience in the automotive industry. We are delighted to welcome Jen to STRATTEC – her past successes with critical leadership initiatives at major companies demonstrated that she is the right person for the job. Her focus on growth and increasing shareholder value is in step with the Board’s goals.”

Liebau continued “We thank Rolando Guilott for his effective efforts as our interim President and Chief Executive Officer. We’re grateful for his hard work, leadership, and dedication to the shareholders, employees, and clients of STRATTEC. I’d also like to thank the Board’s search committee, led by Board member Tina Chang, for its tireless work. Jen immediately emerged as the top candidate of the committee, comprised of Tina, Tom Florsheim, Bruce Lisman, and me.”

Slater is currently the Executive Vice President and General Manager, Performance Sensing, for Sensata Technologies, Inc. In the past year, she led the business through a significant transformation to an electrified product and systems business from an internal combustion business. She did that with a balanced focus on near term execution and intermediate term goals to deliver on a five year growth plan. Slater has delivered strong results and innovative solutions, as she moves from vision and strategy to execution.

Slater currently serves as a director for Valvoline Inc. She previously worked as Group Vice President and General Manager Global OE for Clarios, LLC, where she was responsible for shaping all aspects of the advanced technology, product management, engineering and launch to support the growth of a $3.3 billion battery business. She worked at Johnson Controls International plc for 11 years in a series of senior positions, finishing her time there as Vice President Finance, Power Solutions.

Slater said she is excited to lead the prominent automotive parts manufacturer. “I am honored and thrilled to lead this well-respected manufacturer as we all work together to position STRATTEC for continued growth in the automotive products industry. I am looking forward to leveraging my experience with the support of the talented employees of the company to continue to make an impact,” Slater continued.

A graduate of the University of Michigan at Dearborn, Slater also earned her master’s degree in business administration from Walsh College. She has been active in the Milwaukee community, including being the Milwaukee lead for a volunteer program that brings science, technology, engineering and math (STEM) education to life and helps to spark the interest for elementary students into engineering professions and is looking forward to continuing to support the community.

About STRATTEC

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, power tailgate systems for trucks, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan. Under this relationship, STRATTEC, WITTE and ADAC market each company’s products to global customers as cooperating partners of the “VAST Automotive Group” brand name. STRATTEC’s history in the automotive business spans 115 years.

Contact:

Dennis Bowe

Vice President and Chief Financial Officer

414-247-3399